Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Fourth Quarter Results

Raises Quarterly Dividend 20 Percent

Increases Share Repurchase Authorization to $250M

Guides Continued Revenue and Profit Improvement in 2013

(Cincinnati; February 7, 2013) — Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced its financial results for the fourth quarter of 2012.

The Company also announced that the Board of Directors approved raising its regular quarterly dividend 20 percent to $0.06 per share and increasing the authorization for share repurchase to $250 million in the aggregate.

Fourth Quarter Summary

•	Total revenue from continuing operations of $509 million, up two percent compared with prior year;

•	GAAP EPS from continuing operations of $0.27; adjusted EPS from continuing operations of $0.25, compared with $0.21 in the prior year;

•	Adjusted EBITDA from continuing operations of $62 million, up five percent compared with adjusted EBITDA in the prior year;

•	Repurchased 3.7 million Convergys shares for $59 million, or $16.05 per share;

•	$639 million cash and short term investments on balance sheet at quarter end;

•	2013 outlook includes continuing revenue and profit improvement with EPS growth to exceed 10 percent compared with 2012 adjusted results.

“We delivered our seventh consecutive quarter of revenue growth and profit improvement,” said Andrea Ayers, president and CEO. “Entering 2013, we continue to execute our growth strategy and expect another year of performance improvement. We repurchased $59 million of our stock in the fourth quarter consistent with our disciplined capital deployment strategy. Our strong capital position and confidence in the future allows us to pursue strategic growth and return cash to investors. We are pleased to raise the quarterly dividend 20 percent and increase our share repurchase authorization to $250 million.”

Fourth Quarter Results – Continuing Operations

Having completed the corporate simplification, the Company now reports results as a single segment.

Revenue –Revenue from continuing operations was $509 million, a two percent increase compared with $501 million in the same period last year. This included transition services revenue related to discontinued operations in both periods of $5 million and $1 million, respectively.

Operating Income – Adjusted operating income from continuing operations was $38 million, compared with $37 million in the same period last year. Including the Information Management sale impacts discussed below, GAAP operating income from continuing operations was $31 million in both periods.

EBITDA – Adjusted EBITDA was $62 million, compared with $59 million in the same period last year. Adjusted EBITDA excludes the Information Management sale impacts discussed below, and includes non-cash long-term compensation expense in both periods of $5 million and $4 million, respectively.

Net Income – Adjusted net income from continuing operations was $28 million, or $0.25 per diluted share, compared with $26 million, or $0.21 per diluted share, in the same period last year. Adjusted results exclude the Information Management sale impacts and tax benefit items discussed below and apply a normalized tax rate of 24 percent. GAAP net income from continuing operations was $30 million, or $0.27 per diluted share, compared with $39 million, or $0.33 per diluted share, in the same period last year.

Share Repurchase – Convergys repurchased 3.7 million shares in the fourth quarter at a cost of $59 million. For the full year 2012, the Company repurchased 12.3 million shares at a cost of $184 million, or $15.04 per share. The Board of Directors of the Company increased the current authorization to purchase outstanding shares to $250 million.

Quarterly Dividend – Convergys paid its regular quarterly dividend of $0.05 per share in January to holders of record at the close of business on December 21, 2012. The first raised dividend payment of $0.06 is scheduled to be made on April 5, 2013, to shareholders of record at the close of business on March 22, 2013.

Free Cash Flow – Free cash flow was a net use of $26 million, including $35 million for pension liability reduction and Information Management sale tax payments, compared with net cash inflows of $30 million, including approximately $15 million contribution from Information Management, in the same period last year.

Net Cash and Short Term Investments – At December 31, 2012, cash and short term investments were $639 million, debt maturing in one year was $1 million and long term debt was $60 million. Net cash and short term investments totaled $578 million at December 31, 2012, compared with $668 million at September 30, 2012, and $318 million at the end of the fourth quarter last year.

Information Management Sale Impacts and Certain Other Tax Items – GAAP fourth-quarter 2012 results from continuing operations include the expected $7 million non-cash pension plan settlement charge related to the Information Management business sold last year, and a $6 million tax benefit largely to reflect the mix of income by jurisdictions. GAAP fourth-quarter 2011 results include $6 million Information Management-related costs that did not qualify for presentation as discontinued operations and $17 million tax benefits from international transactions and certain discrete items.

Reconciliation tables of GAAP to non-GAAP results are attached.

2013 Business Outlook

Convergys expects continuing revenue growth and profit improvement for the full year 2013 compared with 2012 adjusted results, including:

•	Revenue to exceed $2,045 million, increasing from prior year $2,005 million;

•	Adjusted EBITDA to exceed $245 million, improving from prior year adjusted EBITDA of $240 million;

•	Effective tax rate to approximate 22 percent;

•	Diluted shares outstanding to approximate 112 million, compared with prior year average of 117 million shares;

•	Adjusted EPS to exceed $1.00, improving from prior year adjusted EPS of $0.91;

•	Free cash flow to approximate adjusted net income.

The Company expects second-half 2013 results to exceed first-half 2013 results.

Not included in this guidance is the impact of any future strategic acquisitions or share repurchase activities. Also not included in this guidance are results classified within discontinued operations, including the impact of the sale of the Information Management business as well as other costs that may be incurred related to, or as a result of, the transaction. Costs that may be incurred as a result of the transaction include an expected 2013 pension settlement charge.

To provide a relevant comparison of 2013 guidance with 2012 underlying performance from continuing operations, a table is attached that reconciles 2012 GAAP results to 2012 non-GAAP and adjusted EBITDA, excluding Information Management business sale impacts and certain other tax items.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance, “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of major industries that we serve; (iii) our inability to protect personally identifiable data against unauthorized access or unintended release; (iv) our inability to maintain and upgrade our technology and network equipment in a timely manner; (v) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (vi) the failure to meet expectations regarding the tax treatment of the Information Management transaction; (vii) higher than expected costs of providing transition services and other support to the Information Management business and (viii) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses 2012 operating income, net income from continuing operations and diluted earnings per share from continuing operations metrics excluding asset impairment charges, corporate restructuring costs, certain Information Management-related costs, interest expense for debt reduction, net non-cash post-employment benefit plan charges, and tax benefits from certain discrete and other adjustments, and 2011 operating income excluding the Information Management-related costs as well as net income from continuing operations and diluted earnings per share from continuing operations also excluding contributions from the Company’s investments in the Cellular Partnerships, including the gain on the sale of our interests in these investments, the gain on the sale of the Finance and Accounting Outsourcing line of business and tax benefits from certain international transactions and discrete items.

These charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the items above, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond those described above.

The Company presents the non-GAAP financial measure Adjusted EBITDA because management uses this measure to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock, and to repay the Company’s debt obligations. Management also believes the presentation of this measure will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond the purposes described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its Fourth Quarter Financial Results webcast presentation at 10:00 a.m., Eastern time, Thursday, February 7. It will feature its President and CEO Andrea Ayers and CFO Andre Valentine. The webcast presentation will take place live and will then be available for replay at this link—http://tinyurl.com/4Q12ConferenceCall. This link will replay the webcast presentation through March 7. You may also access the webcast or the recording via the Convergys website, www.convergys.com. Click “Company,” then “Investor Relations,” then “Events and Webcasts.”

Supporting Resources:

Follow us on Twitter and Facebook

About Convergys

As a leader in customer management for over 30 years, Convergys Corporation (NYSE: CVG) is uniquely focused on helping companies find new ways to enhance the value of their customer relationships and deliver consistent customer experiences across all channels and geographies. Every day, our nearly 75,000 employees help our clients balance the demands of increasing revenue, improving customer satisfaction, and reducing overall cost using an optimal mix of agent, technology, and analytics solutions. Our actionable insight stems from handling billions of customer interactions annually for our clients. Visit www.convergys.com to learn more.

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations

+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION

Consolidated Statements of Income

(Unaudited)

	For the Three Months			For the Twelve Months
	Ended Dec 31,		%	Ended Dec 31,		%
(In millions except per share amounts)	2012	2011	Change	2012	2011	Change
Revenues:
Communications	302.6	303.5	(0)	1,205.4	1,147.6	5
Technology	46.3	41.6	11	172.7	170.0	2
Financial Services	48.0	46.6	3	203.3	208.0	(2)
Other	111.9	108.8	3	423.6	407.6	4

Total Revenues	$508.8	$500.5	2	$2,005.0	$1,933.2	4

Costs and Expenses:
Cost of Providing Services and Products Sold	329.6	323.6	2	1,289.5	1,240.4	4
Selling, General and Administrative	120.4	121.3	(1)	477.2	483.8	(1)
Research and Development Costs	2.1	3.1	(32)	10.8	14.0	(23)
Depreciation	21.9	19.8	11	82.4	76.3	8
Amortization	1.2	1.8	(33)	6.3	7.4	(15)
Restructuring Charges	2.6	—	NM	11.6	1.2	NM
Asset Impairment	—	—	NM	88.6	—	NM

Total Costs and Expenses	477.8	469.6	2	1,966.4	1,823.1	8

Operating Income	31.0	30.9	0	38.6	110.1	(65)
Earnings and gain from Cellular Partnerships, net	—	—	NM	—	285.2	NM
Other Income, net	1.4	0.8	75	4.3	9.8	(56)
Interest Expense	(2.8)	(3.6)	(22)	(13.6)	(16.1)	(16)

Income Before Income Taxes and Discontinued Operations	29.6	28.1	5	29.3	389.0	(92)
Income Tax (Benefit) Expense	(0.6)	(11.2)	(95)	1.1	106.5	(99)

Income from Continuing Operations, net of tax	30.2	39.3	(23)	28.2	282.5	(90)
Income from Discontinued Operations, net of tax (benefit) expense of ($0.5) and $10.1 for the three months ended December 31, 2012 and 2011, respectively, and $51.1 and $12.4 for the twelve months ended December 31, 2012 and 2011, respectively	1.8	15.2	(88)	72.4	52.3	38

Net Income	$32.0	$54.5	(41)	100.6	334.8	(70)

Basic Earnings Per Common Share
Continuing Operations	$0.28	$0.33		$0.25	$2.35
Discontinued Operations	$0.02	$0.13		$0.65	$0.44

Net Basic Earnings Per Common Share	$0.30	$0.46		$0.90	$2.79

Diluted Earnings Per Common Share
Continuing Operations	$0.27	$0.33		$0.24	$2.30
Discontinued Operations	$0.02	$0.12		$0.62	$0.42

Net Diluted Earnings Per Common Share	$0.29	$0.45		$0.86	$2.72

Weighted Average Common Shares Outstanding
Basic	107.0	117.9		112.2	120.2
Diluted	112.0	120.6		117.1	122.9

Market Price Per Share
High	$17.42	$13.02		$17.42	$15.00
Low	$14.68	$8.49		$12.13	$8.49
Close	$16.41	$12.77		$16.41	$12.77

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Three Months Ended
	Ended Dec 31,
	2012	2011
Revenue	$508.8	$500.5

Operating income as reported under U.S. GAAP	$31.0	$30.9
Operating Margin	6.1%	6.2%
Information Management costs not qualifying as Discontinued Operations (a)	—	5.8
Pension plan settlement charges (b)	6.8	—

Total charges	6.8	5.8

Adjusted operating income (a non-GAAP measure)	$37.8	$36.7

Adjusted Operating Margin	7.4%	7.3%

Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$29.6	$28.1
Operating charges above	6.8	5.8

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$36.4	$33.9

Income from continuing operations, net of tax, as reported under U.S. GAAP	$30.2	$39.3
Total operating charges from above, net of tax	4.2	3.6
Adjustment of tax to normalized rate (c)	(6.7)	(17.0)

Adjusted net income from continuing operations (a non-GAAP measure)	$27.7	$25.9

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.27	$0.33
Net impact of total charges included in continuing operations	(0.02)	(0.11)

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.25	$0.21

(a)	In March 2012, the Company signed a definitive agreement to sell the Information Management business and the sale substantially closed in May 2012. The results of operations of this business met the criteria for presentation as discontinued operations and therefore are presented on this basis for all periods presented. Certain costs previously allocated to the Information Management business do not qualify for discontinued operations accounting treatment and are required to be reported as costs within continuing operations. The Company classified $5.8 of these costs which previously would have been presented within the Information Management segment within continuing operations for the three months ended December 31, 2011.
(b)	During the fourth quarter of 2012, the Company recorded a pension settlement charge of $6.8 due to a high volume of lump sum payouts as a result of the sale of the Information Management business.
(c)	In the fourth quarter of 2012 and 2011, the Company recognized net tax benefits from international transactions, certain discrete items and state apportionment. At a normalized tax rate of 24%, the Company would have recognized tax expense in excess of the expense reported under U.S. GAAP.

Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	For the Twelve Months
	Ended Dec 31,
	2012	2011
Revenue	$2,005.0	$1,933.2
Operating income as reported under U.S. GAAP	$38.6	$110.1
Operating Margin	1.9%	5.7%
Restructuring (a)	6.4	—
Asset impairment (b)	88.6	—
Net pension and other post employment benefit plan charges (c)	4.1	—
Information Management costs not qualifying as Discontinued Operations (d)	8.8	23.6
Total charges	$107.9	$23.6

Adjusted operating income (a non-GAAP measure)	$146.5	$133.7

Adjusted Operating Margin	7.3%	6.9%

Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$29.3	$389.0
Total operating charges from above	107.9	23.6
Gain on sale of F&A line of business (e)	—	(7.0)
Earnings from investments in Cellular Partnerships, net (f)	—	(20.2)
Gain on sale of interests in Cellular Partnerships (f)	—	(265.0)
Orlando financing fees (g)	1.1	—

Total charges (benefits)	109.0	(268.6)

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$138.3	$120.4

Income from continuing operations, net of tax, as reported under U.S. GAAP	$28.2	$282.5
Total operating charges from above, net of tax	84.5	15.7
Gain on sale of F&A line of business of $7.0, net of tax (e)	—	(4.3)
Earnings from investments in Cellular Partnerships of $20.2, net of tax (f)	—	(13.1)
Gain on sale of interests in Cellular Partnerships, net of tax (f)	—	(171.8)
Orlando financing fees of $1.1, net of tax (g)	0.7	—
Adjustment of tax to normalized rate (h)	(6.7)	(17.0)

Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$106.7	$92.0

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.24	$2.30
Net impact of total charges (benefits) included in continuing operations	0.67	(1.55)

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.91	$0.75

(a)	The results for the twelve months ended December 31, 2012 include $6.4 of restructuring charges to reflect the change in our executive team and to reflect the impact of the sale of the Information Management business.
(b)	During the twelve months ended December 31, 2012, the Company recorded an impairment charge of $46.0 for the goodwill of the Customer Interaction Technology reporting unit. In addition, as the result of a decision to monetize certain real estate assets, these assets were reclassified to Held for Sale and the Company recorded an impairment charge of $42.6 to reduce the carrying value to estimated fair value less cost to sell.
(c)	During the twelve months ended December 31, 2012, the Company recorded net pension and other post employment benefit plan charges of $4.1, including $4.1 of curtailment credits from pension and other post employment benefits plans, $1.4 of post-retirement benefits costs related to changes in the executive management team, and $6.8 pension settlement charge due to a high volume of lump sum payouts as a result of the sale of the Information Management business.
(d)	In March 2012, the Company signed a definitive agreement to sell the Information Management business and the sale substantially closed in May 2012. The results of operations met the criteria for presentation as discontinued operations and therefore are presented on this basis for all periods presented. Certain costs previously allocated to the Information Management segment do not qualify for discontinued operations accounting treatment and are required to be reported as costs within continuing operations. The Company classified $8.8 and $23.6 of these costs which previously would have been presented within the Information Management segment within continuing operations for the twelve months ended December 31, 2012 and 2011, respectively.
(e)	In the first quarter of 2011, the Company completed the sale of the Finance and Accounting outsourcing line of business for approximately $10, resulting in a pre-tax gain of $7.0 and an after tax gain of $4.3.
(f)	In July 2011, Convergys completed the sale of its 33.8% interest in the Cincinnati SMSA Limited Partnership and its 45.0% interest in Cincinnati SMSA Tower Holdings LLC (together the Cellular Partnerships) for $320. The Company recognized a pre-tax gain on the sale of these investments of $265 in the third quarter of 2011. In addition, upon completion of the sale, the Company no longer reports ongoing income from this investment. For comparability, we are excluding the impact of $20.2 of earnings from the investment in the Cellular Partnerships, net of tax for the twelve months ended December 31, 2011.
(g)	In the second quarter of 2012, the Company exercised its option to purchase its leased office facility in Orlando, Florida by discharging the related lease financing obligation in the aggregate principal amount of $55.0. In connection with the purchase, the Company expensed $1.1 of previously deferred financing fees as interest expense.
(h)	In the fourth quarter of 2012 and 2011, the Company recognized net tax benefits from international transactions, certain discrete items and state apportionment. At a normalized tax rate of 24%, the Company would have recognized tax expense in excess of the expense reported under U.S. GAAP.

Management uses operating income, income from continuing operations, net of tax and earnings per share data excluding the items above to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	For the Three Months			For the Twelve Months
	Ended Dec 31,		%	Ended Dec 31,		%
(In millions)	2012	2011	Change	2012	2011	Change
Income from Continuing Operations, net of tax	$30.2	$39.3	NM	$28.2	$282.5	NM
Depreciation and Amortization	23.1	21.6	7	88.7	83.7	6
Interest expense	2.8	3.6	(22)	13.6	16.1	(16)
Income tax expense	(0.6)	(11.2)	NM	1.1	106.5	NM

EBITDA (a non-GAAP measure)	$55.5	$53.3	4	131.6	488.8	NM

Asset impairment charges	—	—	NM	88.6	—	NM
Earnings from investments in Cellular Partnerships, net	—	—	NM	—	(20.2)	NM
Gain on sale of F&A line of business	—	—	NM	—	(7.0)	NM
Gain on sale of interests in Cellular Partnerships, net	—	—	NM	—	(265.0)	NM
Restructuring	—	—	NM	6.4	—	NM
Information Management costs not qualifying as Discontinued Operations	—	5.8	NM	8.8	23.6	(63)
Net pension and other post employment benefit plan charges	6.8	—	NM	4.1	—	NM

Adjusted EBITDA (a non-GAAP measure)	$62.3	$59.1	5	$239.5	$220.2	9

EBITDA Margin	10.9%	10.6%		6.6%	25.3%
Adjusted EBITDA Margin	12.2%	11.8%		11.9%	11.4%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Consolidated Balance Sheets

(Unaudited)

	Dec. 31,	Dec. 31,
(In millions)	2012	2011
Assets
Cash and Cash Equivalents	$554.7	$421.8
Short Term Investments	83.8	22.7
Receivables—Net	319.8	305.9
Other Current Assets	107.7	113.4
Current Assets—Held for Sale	34.6	87.3
Property and Equipment—Net	279.2	343.9
Other Assets	658.1	716.1
Other Assets—Held for Sale	—	319.7

Total Assets	$2,037.9	$2,330.8

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$0.7	$6.2
Other Current Liabilities	285.8	297.7
Current Liabilities—Held for Sale	—	68.3
Other Liabilities	319.6	374.5
Long-Term Debt	59.9	120.9
Other Liabilities—Held for Sale	—	51.7
Common Shareholders’ Equity	1,371.9	1,411.5

Total Liabilities and Shareholders’ Equity	$2,037.9	$2,330.8

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Dec 31,				For the Twelve Months Ended Dec 31,
(In millions)	2012		2011		2012		2011
Net cash provided by operating activities	$10.1		$61.6		$113.0		$196.6
Net cash (used in) provided by investing activities	(95.7	)(a)	(54.0	)(a)	262.6	(b)	222.1	(b)
Net cash used in financing activities	(57.0)		(58.3)		(242.7)		(183.0)

Net (decrease) increase in cash	$(142.6)		$(50.7)		$132.9		$235.7

(a)	Includes $36.1 and $31.3 of capital expenditures, net of proceeds for disposals, for the three months ended December 31, 2012 and 2011, respectively.
(b)	Includes $104.6 and $88.3 of capital expenditures, net of proceeds for disposals, for the twelve months ended December 31, 2012 and 2011, respectively.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Dec 31,		For the Twelve Months Ended Dec 31,
(In millions)	2012	2011	2012	2011
Net cash provided by operating activities	$10.1	$61.6	$113.0	$196.6

Capital expenditures, net	(36.1)	(31.3)	(104.6)	(88.3)

Free cash flow (a non-GAAP measure)	$(26.0)	$30.3	$8.4	$108.3

Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repay the Company’s debt obligations and to repurchase the Company’s common shares. Management also believes the presentation of this measure will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Reconciliation of GAAP results from Continuing Operations

to non-GAAP metrics for Comparison to 2013 Guidance

(In Millions Except Per Share Amounts)

	2012
	Q1	Q2	Q3	Q4	YTD
Operating Income (Loss) under U.S. GAAP	$29.0	$(60.5)	$39.1	$31.0	$38.6
Restructuring	—	6.4	—	—	6.4
Asset impairment	—	88.6	—	—	88.6
Net pension and other post employment benefit plan charges	—	(2.7)	—	6.8	4.1
Information Management costs not qualifying as Discontinued Operations	6.0	2.8	—	—	8.8

Adjusted Operating Income (a non-GAAP measure)	35.0	34.6	39.1	37.8	146.5

Net Income (Loss) from Continuing Operations under U.S GAAP	$21.4	$(53.7)	$30.3	$30.2	$28.2
Total operating charges from above, net of tax	4.8	75.5	—	4.2	84.5
Orlando financing fees of $1.1, net of tax	—	0.7	—	—	0.7
Impact of normalization of effective tax rate for discrete and other items (1)	—	—	—	(6.7)	(6.7)

Adjusted Net Income from Continuing Operations (a non-GAAP measure)	$26.2	$22.5	$30.3	$27.7	$106.7

Earnings (Loss) Per Share from Continuing Operations under U.S. GAAP	$0.18	$(0.47)	$0.26	$0.27	$0.24
Net impact of items above per adjusted diluted share	0.04	0.66	—	(0.02)	0.67

Adjusted Earnings Per Share from Continuing Operations (a non-GAAP measure)	$0.22	$0.19	$0.26	$0.25	$0.91

Diluted Shares under U.S. GAAP	118.9	115.4	115.5	112.0	117.1
Net Income (Loss) from Continuing Operations under U.S. GAAP	$21.4	$(53.7)	$30.3	$30.2	$28.2
Depreciation and Amortization	22.2	22.3	21.1	23.1	88.7
Interest expense	3.6	4.4	2.8	2.8	13.6
Income tax expense (benefit)	5.4	(10.5)	6.8	(0.6)	1.1

EBITDA (a non-GAAP measure)	$52.6	$(37.5)	$61.0	$55.5	$131.6
Asset impairment charges	—	88.6	—	—	88.6
Restructuring	—	6.4	—	—	6.4
Net pension and other post employment benefit plan charges	—	(2.7)	—	6.8	4.1
Information Management costs not qualifying as Discontinued Operations	6.0	2.8	—	—	8.8

Adjusted EBITDA (a non-GAAP measure)	$58.6	$57.6	$61.0	$62.3	$239.5

(1)	We define a normalized tax rate for the 4th quarter of 2012 as 24%.